EXHIBIT 16.1


November 3, 2005

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W
Washington, D.C.
USA 20549

Commissioners:

We have read the statements made by Entech Environmental Technologies, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of Entech Environmental Technologies, Inc.'s Form 8-K report dated October 25, 2005. We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K.

                                    Yours truly,

                                    /s/ Russell Bedford Stefanou Mirchandani LLP